Exhibit 10.S(10)

AMENDMENT TO THE

ALCOA DEFERRED COMPENSATION PLAN

Pursuant to Article X, that provides the Plan may be amended at any time, the Plan is hereby amended:

1.	Section 9.1 is amended to delete the first paragraph and replace it with the following:

9.1 The general administration of this Plan shall be by the Committee. The Committee’s discretion with respect to this Plan includes the authority to determine eligibility under all provisions, correct defects, supply omissions, reconcile inconsistencies in the Plan, ensure benefits are paid in accordance to the Plan, interpret Plan provisions for all Participants or Beneficiaries, and decide issues of credibility necessary to carry out and operate the Plan. Benefits under this Plan will be paid only if the Committee in its discretion decides that the applicant is entitled to them. All actions, decisions, or interpretations of the Committee are conclusive, final, and binding.

2.	Section 10.1 is deleted in its entirety and replaced with the following:

10.1 This Plan may be amended, suspended or terminated at any time by the Board or any other entity approved by the board, provided that no such amendment, suspension or termination shall reduce or in any manner adversely affect any Participant’s or the Board’s rights with respect to benefits that are payable or may become payable under this Plan based upon said Participant’s Credits as of the date of such amendment, suspension or termination.

3.	The following new Article XII – Claims and Appeals is added:

ARTICLE XII – CLAIMS AND APPEALS

12.1 If a claim by a Participant or Beneficiary is denied, in whole or in part the Participant or Beneficiary, or their representative will receive written notice from the plan administrator. This notice will include the reasons for denial, the specific plan provision involved, an explanation of how claims are reviewed, the procedure for requesting a review of the denied claim, and a description of the information that must be submitted with the appeal. The Participant or Beneficiary, or their representative, may file a written appeal for review of a denied claim to the Committee. The process and the time frames for the determination claims and appeals are as follows:

(a) The plan administrator reviews initial claim and makes determination within 90 days of the date the claim is received.

(b) The plan administrator may extend the above 90-day period an additional 90 days if required due to special circumstances beyond control of plan administrator.

(c) The Participant or Beneficiary, or their representative, may submit an appeal of a denied claim within 60 days of receipt of the denial.

(d) The plan administrator reviews and makes a determination on the appeal within 60 days of the date the appeal was received.

(e) The plan administrator may extend the above 60-day period an additional 60 days if required by special circumstances beyond the control of the plan administrator.

12.2 In the case where the plan administrator requires an extension of the period to provide a determination on an initial claim or an appeal, the Plan will notify the Participant or Beneficiary, or their representative, prior to the expiration of the initial determination period. The notification will describe the circumstances requiring the extension and the date a determination is expected to be made. If additional information is required from the Participant or Beneficiary, the determination period will be suspended until the earlier of i) the date the information is received by the plan administrator or ii) 45 days from the date the information was requested.

12.3 Participants or Beneficiaries, or their representative, who having received an adverse appeal determination and thereby exhausted the remedies provided under the this Plan, proceed to file suit in state or federal court, must file such suit within 180 days from the date of the adverse appeal determination notice.

4.	In all other respects, the Plan is ratified and confirmed.

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